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                                                                     EXHIBIT 15


Goody's Family Clothing, Inc.
Knoxville, Tennessee


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Goody's Family Clothing, Inc. and Subsidiaries as of and for the periods ended August 2, 2003 and August 3, 2002 as indicated in our report dated August 18, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 2, 2003, is incorporated by reference in Registration Statements Nos. 333-32357, 33-51210, 33-68520, 333-00052 and 333-09595 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Atlanta, Georgia
August 20, 2003


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